Exhibit 99.1

SCHWEITZER-MAUDUIT ANNOUNCES SECOND QUARTER 2010 RESULTS

ALPHARETTA, GA, August 4, 2010 — Schweitzer-Mauduit International, Inc. (NYSE: SWM) today reported second quarter 2010 earnings results for the period ended June 30, 2010.

Second Quarter/Year-To-Date Financial Highlights:
•	Net sales of $182.9 million, $375.9 million year-to-date
•	Net income of $14.8 million, $33.4 million year-to-date
•	Adjusted EBITDA of $35.8 million (Adjusted EBITDA is a non-GAAP financial measure that excludes restructuring and impairment expenses. See non-GAAP reconciliations); $77.5 million year-to-date
•	Cash provided by operations of $43.3 million, $74.7 million year-to-date
•
Diluted net income per share of $0.78, compared to $0.45 per share in second quarter 2009; excluding per share restructuring and impairment expense of $0.15 and $0.57, respectively, adjusted net income per share of $0.93 compared to $1.02 per share in the second quarter of 2009

Second Quarter Operational Highlights:
•	Growth in Lower Ignition Propensity (LIP) cigarette papers
•	Lower sales and production volume of reconstituted tobacco leaf (RTL) due to timing of customer orders
•	Continued profitable performance from our joint venture China Tobacco Mauduit, or CTM
•	Accelerated rate of cost savings despite several nonrecurring operational issues
•	Significant increase in pulp prices and unfavorable currency exchange impacts

Frédéric Villoutreix, Chairman of the Board and Chief Executive Officer, commented, "We remain confident in and focused upon successfully executing our strategy to grow the high-value RTL and LIP franchises while sustaining the profitability of our base paper business.  We made progress throughout the second quarter in advancing the initiatives underway to expand capacity to meet expected new demand for high-value products in Asia and Europe.  Further, several important business fundamentals improved during the second quarter, including strong operating cash flow generation, total SWM sales volume growth, CTM profitability, cost reductions from operational performance improvement initiatives and nonmanufacturing expense reductions.”

Mr. Villoutreix continued, “While we remain committed to and confident in creating value for our shareholders through the growth of our high-value products and expanding our geographic reach to meet our customers’ needs, for the balance of 2010 our overall financial results are difficult to project due to the uncertainties associated with pulp prices and the volatility of the U.S. dollar to euro relationship. Additionally, we continue to have a full agenda of major initiatives to execute, including both expansion projects and completion of restructuring actions.  We are redoubling our efforts to successfully manage the full range of issues impacting our business and foresee improvement over the balance of 2010 in the unfavorable volume, pulp price and currency impacts that affected second quarter results.  However, several operational challenges will continue into the third quarter in addition to realizing increasing start-up expenses with our new European LIP facilities.  For these reasons, coupled with the lower level of earnings per share generation during the second quarter, achievement of our previous earnings guidance of at least $4.60 per share is now unlikely.  We now estimate that 2010 earnings, excluding restructuring and impairment expenses, will be at least $4.25 per share.”

Second Quarter 2010 Results

Net sales were $182.9 million in the three month period ended June 30, 2010, a 0.2% decrease versus the prior-year quarter. Net sales decreased $0.4 million as a result of a $6.9 million sales decrease at our Malaucène facility which is no longer operating and $0.6 million in unfavorable foreign currency exchange rate impacts. These negatives were mostly offset by a $3.8 million increase in volume and $3.3 million improvement primarily from increased sales of higher priced LIP product.

Operating profit was $23.6 million in the three month period ended June 30, 2010 versus an operating profit of $12.0 million in the prior-year quarter. Excluding pre-tax restructuring and impairment expenses, operating profit would have been $27.6 million during the second quarter of 2010 compared with $25.3 million during the second quarter of 2009. The higher operating profit was primarily due to $8.5 million of benefits from cost savings programs and lower manufacturing costs, including the benefits of restructuring actions, and $1.2 million from lower nonmanufacturing expenses. These improvements were partially offset by $4.7 million in inflationary cost increases, primarily from higher wood pulp costs, $2.1 million from a less favorable product mix and $0.9 million from unfavorable currency impacts.

Operational Trends (Volume, Pricing and Cost)

During the second quarter, Schweitzer-Mauduit continued to benefit from the full conversion to LIP cigarette paper for all U.S. customers, which caused a 48% increase in sales volume of this high-value product, as compared to the prior-year quarter.  For the first half of 2010, RTL sales volume is essentially flat compared to the first half of 2009, which reflects a lower rate of RTL shipments during the second quarter of this year relative to the strong first quarter primarily due to the timing of customer orders. To manage this shift in RTL demand, we partially accelerated planned third quarter capacity shutdowns at our Le Mans, France facility into the second quarter. For the full year, RTL net sales are still expected to grow year-over-year generally in-line with management’s previous estimates despite the shift of RTL shipments and production among quarters.

Volume improved for traditional tobacco-related papers during the second quarter at a rate consistent with our expectations reflecting more stable demand in the North American and western European markets and completion of the transfer of cigarette paper volume to our unconsolidated joint venture, CTM.

Costs improved over the prior year despite nonrecurring operational issues associated with the transfer of LIP base paper production from our Spotswood, New Jersey facility and one-time production issues at our pulp mill in St. Girons.

CTM generated $0.7 million in income for the company during the second quarter. Cigarette paper volumes at CTM more than doubled during the quarter ended June 30, 2010 compared to the prior-year quarter.

Year-to-Date Cash Flow and Quarterly Dividend

Net cash provided by operations totaled $74.7 million for the first six months of 2010, compared with $22.9 million in the prior-year period.

Cash net of debt at June 30, 2010, was $45.1 million, compared with net debt of $3.2 million at December 31, 2009. Total debt was 9% of capital at June 30, 2010.

Capital spending was $25.8 million and $4.6 million during the six month periods ended June 30, 2010 and 2009, respectively. The increase in capital spending was primarily due to expenditures of $9.8 million in 2010 toward construction of a new RTL facility in the Philippines and $7.9 million toward construction of a new LIP printing facility in Poland. Capital spending is expected to be $90 million to $110 million for the full year 2010. Other cash needs, including employee severance payments associated with restructuring actions and capitalized software spending, are projected to range from $55 to $70 million during 2010.

Schweitzer-Mauduit announced today a quarterly common stock dividend of $0.15 per share. The dividend will be payable on September 29, 2010 to stockholders of record on August 27, 2010. Schweitzer-Mauduit is also announcing that its Board of Directors at its June meeting authorized an additional $10 million in the previously approved $20 million share repurchase authorization bringing the total authorized amount to $30 million effective through December 31, 2011.

Restructuring and Impairment Expenses

In the quarters ended June 30, 2010 and 2009, the company incurred $4.0 million and $13.3 million, respectively, in expenses related to restructuring actions and asset impairments. The ongoing expenses are primarily due to severances being recorded over the remaining service periods of the affected employees and from the results of continuing negotiations with unions regarding terms of severance agreements.

Conference Call

Schweitzer-Mauduit will hold a conference call to review second quarter 2010 results with investors and analysts at 10:30 a.m. eastern time on Thursday, August 5, 2010. The conference call will be simultaneously broadcast over the Internet at www.schweitzer-mauduit.com. To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

Schweitzer-Mauduit will use a presentation in conjunction with its conference call. The presentation can be found on the company’s Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About Schweitzer-Mauduit International

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers for the tobacco industry.  It also manufactures specialty papers for other applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 2,900 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia, Canada, Poland and a joint venture in China.  For further information, please visit the company’s Web site at www.schweitzer-mauduit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 such as those statements concerning its projected future earnings, expected restructuring costs and future savings that are subject to the safe harbor created by that Act. Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

•
Schweitzer-Mauduit has manufacturing facilities in 7 countries, a joint venture in China, and sells products in over 90 countries.  As a result, it is subject to a variety of import and export, tax, foreign currency, labor and other regulations within these countries. Changes in these regulations, or adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact the company’s business in a variety of ways, including increasing expenses, decreasing sales, limiting its ability to repatriate funds and generally limiting its ability to conduct business.  In Brazil, we are currently generating more value-added tax credits than we utilize.  As of June 30, 2010, these credits totaled $11.8 million.  We have applied on behalf of the paper industry in the State of Rio de Janeiro for a special government action to enable more rapid utilization of these credits.  We expect approval and, if successful, this and other actions should allow our Brazilian operation to utilize more credits than it generates on an annual basis. These credits do not expire; however, if the special action is not obtained, we may record an allowance for substantially all of the current balance.

•
The company’s sales are concentrated to a limited number of customers.  In 2009, 56% of its sales were to its four largest customers.  The loss of one or more of these customers, or a significant reduction in one or more of these customers' purchases, could have a material adverse effect on the company’s results of operations.

•
The company’s financial performance is materially impacted by sales of both reconstituted tobacco products and cigarette paper for lower ignition propensity cigarettes.  A significant change in sales or production volumes, pricing or manufacturing costs of these products could have a material impact on future financial results. In this regard, the company has been advised by Philip Morris – USA that it disputes the manner in which the company has calculated costs for banded cigarette papers under a cost-plus based contract for this product.  Currently, the disputed amount is approximately $15.8 million.  While the company believes that it has properly calculated the amount it invoiced, the ultimate resolution of this dispute, if unfavorable to the company, could have a material adverse effect on the company’s results of operations.

•
As a result of excess capacity in the tobacco-related papers industry and increased operating costs, competitive levels of selling prices for certain of the company’s products are not sufficient to cover those costs with a margin that the company considers reasonable.  Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation or impairment charges for certain equipment as well as employee severance expenses associated with downsizing activities.  The company will continue to disclose any such actions as they are announced to affected employees or otherwise become certain and will continue to provide updates to any previously disclosed expectations of expenses associated with such actions. We expect run-off operations at our Malaucène facility to be completed during the second half of 2010 and will be evaluating its presentation as a discontinued operation at that time.

•
In recent years, governmental entities around the world, particularly in the United States and western Europe, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products.  Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products.  Also in recent years, certain governmental entities, particularly in North America, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked. Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.

•
Our portfolio of granted patents varies by country, which could have an impact on any competitive advantage provided by patents in individual markets. We rely on patent, trademark, and other intellectual property laws of the United States and other countries to protect our intellectual property rights. In order to maintain the benefits of our patents, we may be required to enforce certain of our patents against infringement through court actions. However, we may be unable to prevent third parties from using our intellectual property or infringing on our patents without our authorization, which may reduce any competitive advantage we have developed. If we have to litigate to protect these rights, any proceedings could be costly, time consuming, could divert management resources, and we may not prevail. We cannot guarantee that any United States or foreign patents, issued or pending, will continue to provide us with any competitive advantage or will not be successfully challenged by third parties. We do not believe that any of our products infringe the valid intellectual property rights of third parties. However, we may be unaware of intellectual property rights of others that may cover some of our products or services. In that event, we may be subject to significant claims for damages. Effectively policing our intellectual property and patents is time consuming and costly, and the steps taken by us may not prevent infringement of our intellectual property, patents or other proprietary rights in our products, technology and trademarks, particularly in foreign countries where in many instances the local laws or legal systems do not offer the same level of protection as in the United States.

Oppositions were filed in December 2009 with the European Patent Office (EPO) contesting the grant by the EPO to the company of patent number EP-1482815. The company believes that the EPO properly granted the patent and it intends to respond to the opposition arguments by the September 18, 2010 deadline established by the EPO. However, the final resolution of the oppositions could result in the invalidation of the patent or a further limitation of the scope of the patent claims which could affect the competitive value of the patent. The outcome of this dispute would not prevent the company from practicing its Alginex® LIP solution.

Further, the company filed an infringement action on February 8, 2010 in the United States District Court for South Carolina, Charleston Division, against multiple defendants alleging infringement of the company’s United States Patent Number 6,725,867 and a First Amended Complaint on June 1, 2010 which added claims of alleged infringement under United States Patent Number 5,878,753 and further specification of the products alleged to violate said patents.  Adversarial proceedings present uncertainties and risks, which could include invalidation of the patent in dispute, a change in the scope of the patent claims, or an adverse determination on the question of infringement, among others. The outcome of this dispute would not prevent the company from practicing its Alginex® LIP solution.

For additional factors and further discussion of these factors, please see Schweitzer-Mauduit’s Annual Report on Form 10-K for the period ended December 31, 2009 and Quarterly Report on Form 10-Q for the period ended June 30, 2010.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses. Financial measures which exclude these items have not been determined in accordance with accounting principles generally accepted in the United States and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States are included in the document.

Schweitzer-Mauduit management believes that investors' understanding of the company's performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the company's ongoing results of operations. By providing the non-GAAP financial measures, together with the reconciliations and comments, management believes it is enhancing investors' understanding of the company’s business results.

(Tables to Follow)

SOURCE Schweitzer-Mauduit International, Inc.

CONTACT:
Scott Humphrey
+1-770-569-4229
or
Pete Thompson
+1-770-569-4277
both of Schweitzer-Mauduit International, Inc.
Web Site: http://www.schweitzer-mauduit.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED JUNE 30,
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2010	2009	Change

Net Sales	$182.9	$183.3	(0.2)%
Cost of products sold	138.0	138.7	(0.5)
Gross Profit	44.9	44.6	0.7

Selling expense	4.6	5.5	(16.4)
Research expense	2.1	2.2	(4.5)
General expense	10.6	11.6	(8.6)
Total nonmanufacturing expenses	17.3	19.3	(10.4)

Restructuring and impairment expense	4.0	13.3	(69.9)

Operating Profit	23.6	12.0	96.7
Interest expense	0.6	1.3	(53.8)
Other expense, net	0.3	0.6	(50.0)
Income Before Income Taxes and Net Income from Equity Affiliates	22.7	10.1	N.M.
Provision for income taxes	8.6	1.9	N.M.
Income (loss) from equity affiliates	0.7	(1.1)	N.M.
Net Income	$14.8	$7.1	N.M.

Net Income Per Share:
Basic	$0.80	$0.46	73.9%

Diluted	$0.78	$0.45	73.3%

Dividends Declared Per Share	$0.15	$0.15

Average Common Shares Outstanding:
Basic	17,820,200	15,175,600

Diluted, including Common Share Equivalents	18,137,500	15,433,700

N.M. - Not Meaningful

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30,
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2010	2009	Change

Net Sales	$375.9	$367.4	2.3%
Cost of products sold	277.8	281.2	(1.2)
Gross Profit	98.1	86.2	13.8

Selling expense	9.9	10.7	(7.5)
Research expense	4.1	4.0	2.5
General expense	22.6	23.1	(2.2)
Total nonmanufacturing expenses	36.6	37.8	(3.2)

Restructuring and impairment expense	8.8	13.6	(35.3)

Operating Profit	52.7	34.8	51.4
Interest expense	1.0	3.1	(67.7)
Other expense, net	1.3	0.4	N.M.
Income Before Income Taxes and Net Income from Equity Affiliates	50.4	31.3	61.0
Provision for income taxes	18.3	8.5	N.M.
Income (loss) from equity affiliates	1.3	(2.4)	N.M.
Net Income	$33.4	$20.4	63.7

Net Income Per Share:
Basic	$1.84	$1.33	38.3%

Diluted	$1.80	$1.32	36.4%

Dividends Declared Per Share	$0.30	$0.30

Average Common Shares Outstanding:
Basic	17,813,000	15,137,400

Diluted, including Common Share Equivalents	18,150,100	15,299,300

N.M. - Not Meaningful

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. $ IN MILLIONS)

	June 30	December 31
Unaudited	2010	2009

ASSETS
Cash and cash equivalents	$91.9	$56.9
Accounts receivable	83.4	85.8
Inventories	106.7	127.3
Other current assets	16.1	29.7
Net property, plant and equipment	371.4	401.1
Other noncurrent assets	89.7	91.1
Total Assets	$759.2	$791.9

LIABILITIES & STOCKHOLDERS' EQUITY
Current debt	$7.1	$17.7
Other current liabilities	145.0	168.2
Long-term debt	39.7	42.4
Pension and other postretirement benefits	35.5	38.4
Deferred income tax liabilities	21.2	14.2
Deferred revenue	3.3	7.2
Other noncurrent liabilities	19.6	21.6
Stockholders' equity	487.8	482.2
Total Liabilities and Stockholders' Equity	$759.2	$791.9

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE SIX MONTHS ENDED JUNE 30,
(U.S. $ IN MILLIONS)

Unaudited	2010	2009

Net income	$33.4	$20.4
Depreciation and amortization	19.9	21.9
Asset impairments and restructuring-related accelerated depreciation	0.4	-
Amortization of deferred revenue	(3.9)	(3.4)
Deferred income tax provision (benefit)	11.2	5.4
Pension and other postretirement benefits	1.2	(3.4)
Stock-based compensation	3.5	3.5
(Income) loss from equity affiliates	(1.3)	2.4
Other items	(1.6)	0.2
Net changes in operating working capital	11.9	(24.1)
Cash Provided by Operations	74.7	22.9

Capital spending	(25.8)	(4.6)
Capitalized software costs	(6.1)	(1.8)
Other investing	2.0	0.3
Cash Used for Investing	(29.9)	(6.1)

Cash dividends paid to SWM stockholders	(5.4)	(4.6)
Changes in debt	(5.9)	(17.2)
Purchases of treasury stock	(0.8)	(0.8)
Proceeds from exercises of stock options	1.1	0.4
Excess tax benefits of stock-based awards	1.1	(0.5)
Cash Used in Financing	(9.9)	(22.7)

Effect of Exchange Rate Changes on Cash	0.1	0.3

Increase (Decrease) in Cash and Cash Equivalents	$35.0	$(5.6)

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
BUSINESS SEGMENT REPORTING
(U.S. $ IN MILLIONS)

The Company is operated and managed based on the geographical location of its manufacturing operations: the United States, France and Brazil.  For purposes of the segment disclosure in the following tables, the term "United States" includes operations in the United States and Canada.  The Canadian operations only produce flax fiber used as a raw material in the U.S. operations.  The term "France" includes operations in France, the Philippines and Indonesia because the results of the Philippine and Indonesian operations are not material for segment reporting purposes and their sales are integrated with sales of the Company's French operations in southeast Asia.  Sales of products between segments are made at market prices and elimination of these sales are referred to in the following tables as intersegment sales.  Expense amounts not associated with segments are referred to as unallocated expenses.

Net Sales
	For the three months ended June 30,				For the six months ended June 30,
	2010	2009	% Change		2010	2009	% Change
France	$102.8	$111.9	(8.1	) %	$217.1	$223.5	(2.9	) %
United States	70.8	63.9	10.8		139.7	129.8	7.6
Brazil	21.2	19.0	11.6		40.7	37.1	9.7

Subtotal	194.8	194.8	-		397.5	390.4	1.8

Intersegment sales by:
France	(6.1)	(5.5)			(10.1)	(8.9)
United States	(0.5)	-			(0.7)	(1.2)
Brazil	(5.3)	(6.0)			(10.8)	(12.9)

Consolidated	$182.9	$183.3	(0.2	) %	$375.9	$367.4	2.3%

Operating Profit
	For the three months ended June 30,				For the six months ended June 30,
			Return on Net Sales				Return on Net Sales
	2010	2009	2010	2009	2010	2009	2010	2009
France	$12.3	$1.2	12.0%	1.1%	$27.6	$14.2	12.7%	6.4%
United States	14.8	12.5	20.9	19.6	31.4	25.5	22.5	19.6
Brazil	0.2	2.8	0.9	14.7	1.4	5.4	3.4	14.6
Unallocated expenses	(3.7)	(4.5)			(7.7)	(10.3)

Consolidated	$23.6	$12.0	12.9%	6.5%	$52.7	$34.8	14.0%	9.5%

Restructuring & Impairment Expense
	For the three months ended June 30,				For the six months ended June 30,
	2010	2009	% Change		2010	2009	% Change
France	$2.9	$13.2	(78.0	) %	$7.6	$13.5	(43.7	) %
United States	0.6	0.1	N.M.		0.7	0.1	N.M.
Brazil	0.5	-	N.M.		0.5	-	N.M.

Consolidated	$4.0	$13.3	(69.9	) %	$8.8	$13.6	(35.3	) %

Operating Profit Excluding Restructuring & Impairment Expense*
	For the three months ended June 30,				For the six months ended June 30,
			Return on Net Sales				Return on Net Sales
	2010	2009	2010	2009	2010	2009	2010	2009
France	$15.2	$14.4	14.8%	12.9%	$35.2	$27.7	16.2%	12.4%
United States	15.4	12.6	21.8	19.7	32.1	25.6	23.0	19.7
Brazil	0.7	2.8	3.3	14.7	1.9	5.4	4.7	14.6
Unallocated expenses	(3.7)	(4.5)			(7.7)	(10.3)

Consolidated	$27.6	$25.3	15.1%	13.8%	$61.5	$48.4	16.4%	13.2%

* Operating Profit Excluding Restructuring & Impairment Expense is a non-GAAP financial measure that is calculated by adding Restructuring and Impairment Expense to Operating Profit.

N.M. - Not Meaningful

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of non-GAAP financial measures and other ratios:
	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Net income per diluted share	$0.78	$0.45	$1.80	$1.32
Plus: Restructuring & impairment expense per share	0.15	0.57	0.32	0.58
Adjusted Net Income Per Share	$0.93	$1.02	$2.12	$1.90

Net income	$14.8	$7.1	$33.4	$20.4
Plus: Interest expense	0.6	1.3	1.0	3.1
Plus: Income tax provision	8.6	1.9	18.3	8.5
Plus: Depreciation & amortization	9.9	11.4	19.9	21.9
Less: Amortization of deferred revenue	(2.1)	(1.6)	(3.9)	(3.4)
Plus: Restructuring & impairment expense	4.0	13.3	8.8	13.6
Adjusted Earnings before Interest, Taxes, Depreciation & Amortization (EBITDA)	$35.8	$33.4	$77.5	$64.1

	June 30, 2010	December 31, 2009
Total Debt	$46.8	$60.1
Less: Cash	91.9	56.9
(Cash Net of Debt) Net Debt	$(45.1)	$3.2

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